Exhibit 99.1
November 2, 2009

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com
HFF, Inc. reports third quarter 2009 financial and transaction production results
PITTSBURGH, PA — HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the third quarter 2009. HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and collectively HFF LP and HFF Securities are also referred to as the Firm), is one of the leading providers of commercial real estate and capital markets services to the U.S. commercial real estate industry based on transaction volume and is one of the largest full-service commercial real estate financial intermediaries in the country.
Consolidated Earnings
Third Quarter Results
     The Company’s third quarter 2009 revenues of $20.6 million were approximately $4.2 million, or 25.6%, higher than its second quarter 2009 revenues of approximately $16.4 million. Notwithstanding the third quarter 2009 revenue increase over the second quarter 2009 revenues, the Company’s third quarter 2009 revenues of $20.6 million, when compared to the third quarter 2008 revenues of $31.0 million, decreased $10.4 million, or 33.6%. The decrease in third quarter 2009 revenues compared to third quarter 2008 revenues is due to declines in transactional activity which are directly attributable to the combined effects of unprecedented losses and write-offs incurred by global financial institutions resulting in continuing overall liquidity and credit constraints in the global debt and equity markets combined with a continued deep recession in the U.S. and other global economies during the third quarter and the first nine months of 2009.
     The Company had operating income of $0.8 million in the reporting period compared to an operating loss of $0.1 million for the third quarter of 2008, representing an increase in operating income of $0.9 million despite the 33.6% quarter over quarter decrease in revenues in 2009 compared to 2008. Offsetting the decrease in revenues was a reduction in total operating expenses of $11.4 million during the

HFF reports third quarter 2009 financial results

third quarter of 2009 compared to the same period of the prior year. The decreases in operating costs were driven by the variable cost categories, which are directly tied to the lower capital markets services revenues, as well as the implementation of cost-savings initiatives taken in the fourth quarter 2008 and the second quarter 2009, which also resulted in a comparable decrease in fixed costs, and finally through the Company’s continued aggressive management of discretionary spending.
     Interest and other income, net, decreased $0.9 million, or 50.2%, primarily due to a decrease in income recognized on mortgage servicing rights and by lower interest earned on the Company’s cash balances due to decreased interest rates as compared to the same period in the prior year.
     The Company recorded income tax expense of $2.1 million in the third quarter of 2009, compared to income tax expense of $0.4 million in the third quarter of 2008. The income tax expense in the third quarter of 2009 is primarily the result of a change in the tax rate used to measure the deferred tax assets.
     The Company reported a net loss of $39,000 for the quarter ended September 30, 2009 (after an adjustment to the third quarter results of $1.3 million to reflect the impact of the noncontrolling interest of HFF Holdings LLC (Holdings) in the Operating Partnerships), compared with net income of $0.3 million for the same period last year (after adjustments to the results for the quarter ended September 30, 2008 of approximately $1.3 million to reflect the impact of the noncontrolling interest of Holdings in the Operating Partnerships). Net income for the quarter ended September 30, 2009 was $0.00 per diluted share.
     EBITDA (a non-GAAP measure whose reconciliation to net loss can be found within this release) was $4.3 million for the quarter ended September 30, 2009, an increase of approximately $1.2 million as compared to $3.1 million in the same period in the prior year.
Nine Month Results
     The Company reported revenues of $50.3 million for the nine months ended September 30, 2009, a decrease of $56.5 million, or 52.9%, compared to the same period last year. The Company continued to experience a decrease in production volumes and related capital markets services revenues from the same period in the prior year although, as previously stated, the Company’s third quarter 2009 revenues were approximately $4.2 million or 25.6% higher than our second quarter 2009 revenues. The year over year decreases in third quarter revenues were caused, in large measure, by the continuing and significant downturn

HFF reports third quarter 2009 financial results

in debt and investment sales transaction activity in the U.S. commercial real estate markets as evidenced by data from Real Capital Analytics (RCA) and the Mortgage Bankers Association (the MBA). RCA’s data reports a 74% overall decline of sales activity in the U.S. through the third quarter of 2009 compared to the same period in 2008, which is on top of the 71% decline in investment sales activity for full year 2008 when compared to the full year period in 2007. Similarly, the MBA reported a 62% decline in loan origination volume during the first half of 2009 compared to the same period in 2008 (the MBA’s data for the third quarter of 2009 is not currently available, and the MBA’s data through the end of the second quarter is its most current available data). This is in addition to the full year 2008 decline in loan originations of 65% compared to full year 2007.
     The Company reported an operating loss of $7.1 million for the nine month period ended September 30, 2009, compared to operating income of $1.8 million for the nine months ended September 30, 2008, which represents a decrease in operating income of $8.9 million. This decrease in operating income for the nine month period is primarily attributable to the significant decrease in production volumes and related capital markets services revenues from the prior year, for the reasons stated above. Partially offsetting this decrease in revenues of approximately $56.5 million is a reduction in total operating expenses of approximately $47.6 million during the first nine months of 2009 compared to the same period of the prior year. This reduction in operating expenses is a result of a decrease in cost of services of approximately $36.3 million, which is primarily due to the decrease in commissions and other incentive compensation directly related to the lower capital markets services revenues, and a decrease in operating, administrative and other expenses (including depreciation and amortization) of $11.3 million, which is primarily related to a reduction in other performance-based accruals and cost reductions due to the cost savings initiatives previously mentioned and through the continued aggressive management of the Company’s discretionary spending.
     The income (loss) before income taxes for the first nine months of 2009 and 2008 included income of $1.7 million and $3.9 million, respectively, related to a decrease in the estimated amount due to Holdings under a tax receivable agreement (see Note 2).
     Income tax expense for the nine months ended September 30, 2009 was approximately $1.1 million, compared to approximately $4.8 million of income tax expense for the same period in 2008. This decrease is

HFF reports third quarter 2009 financial results

primarily attributable to lower pre-tax book income, which is partially offset by the effect of changes in the rates used to measure the deferred tax assets. The largest component of the deferred tax assets relates to the tax basis step up resulting from the reorganization transactions completed in 2007 in connection with the Company’s initial public offering. The effect of changes in the rates used to measure the deferred tax assets on income tax expense for the nine months ended September 30, 2009 and 2008 was approximately $2.0 million and $4.6 million, respectively. This additional tax expense due to the remeasurement of the deferred tax assets resulted in a higher effective tax rate. During the nine month periods ended September 30, 2009 and 2008, this tax expense and its impact on net income was partially offset by a decrease of $1.7 million and $3.9 million, respectively, in the payable under the tax receivable agreement (as shown on the consolidated operating results before the line item “income (loss) before income taxes”). The effect of changes in the rates used to measure the deferred tax assets and the corresponding effect of the related remeasurement of the payable under the tax receivable agreement resulted in an overall net decrease to net income of approximately $0.3 million, or an estimated $0.02 per share on a fully diluted basis for the nine month period ended September 30, 2009 and approximately $0.7 million, or an estimated $0.04 per share on a fully diluted bases for the nine month period ended September 30, 2008.
     The Company reported a net loss of $2.3 million (after an adjustment to the nine months results of $1.2 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships) for the nine month period ended September 30, 2009, compared with net income of $0.4 million (after an adjustment to the results for the nine month period ended September 30, 2008 of $4.1 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships) for the same period last year. Net loss attributable to controlling interest for the nine month period ended September 30, 2009 was $2.3 million, or $0.14 per diluted share.
     EBITDA was $0.5 million for the nine months ended September 30, 2009, a decrease of $11.5 million as compared to the same period in the prior year.

HFF reports third quarter 2009 financial results

HFF, Inc.
Consolidated Operating Results
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended Sept. 30,		For the Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Revenue	$20,612	$31,034	$50,273	$106,803

Operating expenses:
Cost of services	12,185	20,014	33,069	69,365
Operating, administrative and other	6,715	10,007	21,683	33,061
Depreciation and amortization	872	1,111	2,617	2,587

Total expenses	19,772	31,132	57,369	105,013

Operating income (loss)	840	(98)	(7,096)	1,790

Interest and other income, net	920	1,849	3,322	3,775
Interest expense	(51)	(4)	(373)	(15)
Decrease in payable under the tax receivable agreement (2)	1,694	282	1,694	3,862

Income (loss) before income taxes	3,403	2,029	(2,453)	9,412

Income tax expense	2,114	369	1,073	4,833

Net income (loss)	1,289	1,660	(3,526)	4,579

Net income (loss) attributable to noncontrolling interest (1)	1,328	1,335	(1,244)	4,149

Net (loss) income attributable to controlling interest	$(39)	$325	$(2,282)	$430

Earnings per share — basic	$(0.00)	$0.02	$(0.14)	$0.03
Earnings per share — diluted	$(0.00)	$0.02	$(0.14)	$0.03

EBITDA	$4,326	$3,144	$537	$12,014

HFF reports third quarter 2009 financial results

Production Volume and Loan Servicing Summary
     The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.
Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Three Months Ended Sept 30,

By Platform	2009		2008
		# of		# of
	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$1,542,112	79	$3,210,673	122
Investment Sales	824,802	20	1,113,440	25
Structured Finance	49,901	7	275,848	15
Loan Sales	66,826	7	374,342	5

Total Transaction Volume	$2,483,641	113	$4,974,303	167

Average Transaction Size	$21,979		$29,786

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,908,000		$1,943,000
Loan Servicing Portfolio Balance	$24,681,756	2,045	$24,344,099	2,046
Third Quarter Production Volume Results
     As reported above, beginning in 2008 and through the first nine months of 2009, the U.S. commercial real estate sector experienced a significant decrease in the number of transactions due to adverse conditions in the global and domestic capital markets combined with the continued deep economic recession in much of the world, especially in the U.S. These conditions continued to have a significant and adverse impact on the Company’s production volumes and related capital markets services revenues for the third quarter 2009 as well as for the first nine months of 2009.
     The Company reported production volumes for the third quarter 2009 which totaled approximately $2.5 billion on 113 transactions, representing a 50.1% decrease in production volume and a 32.3% decrease

HFF reports third quarter 2009 financial results

in the number of transactions when compared to third quarter 2008 production of approximately $5.0 billion on 167 transactions. The average transaction size for the third quarter 2009 was $22.0 million, approximately 26.2% lower than the comparable figure of $29.8 million for the third quarter 2008.
•	Debt Placement production volume was approximately $1.5 billion in the third quarter of 2009, representing a 52.0% decrease from third quarter 2008 volume of approximately $3.2 billion.

•	Investment Sales production volume was approximately $0.8 billion in the third quarter of 2009, representing a 25.9% decrease from third quarter 2008 volume of $1.1 billion.

•	Structured Finance production volume was approximately $49.9 million in the third quarter of 2009, a decrease of 81.9% from the third quarter 2008 volume of approximately $275.8 million.

•	Loan Sales production volume was approximately $66.8 million for the third quarter 2009, a decrease of 82.1% from the third quarter 2008 volume of $374.3 million.

•	At the end of third quarter 2009 and third quarter 2008, the amount of active private equity discretionary fund transactions on which HFF Securities had been engaged and might recognize additional future revenue was approximately $1.9 billion.

•	The principal balance of the Company’s Loan Servicing portfolio increased approximately 1.4% to approximately $24.7 billion at the end of the third quarter 2009 from approximately $24.3 billion at the end of the third quarter 2008.
Nine Month Production Volume
     Production volumes for the nine months ended September 30, 2009 totaled more than $5.2 billion on 256 transactions, representing a 68.3% decrease in production volume and a 51.2% decrease in the number of transactions when compared to the production volumes of approximately $16.5 billion on 525 transactions for the comparable period in 2008. The average transaction size for the nine months ended September 30, 2009 was $20.4 million, representing a 35.1% decrease from the comparable figure of $31.4 million in the first nine months of 2008.

HFF reports third quarter 2009 financial results

	(dollars in thousands)
	For the Nine Months Ended Sept 30
By Platform	2009		2008
		# of		# of
	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$3,654,459	190	$10,165,152	380
Investment Sales	1,300,354	38	4,724,554	94
Structured Finance	141,572	15	671,013	39
Loan Sales	129,074	13	941,065	12

Total Transaction Volume	$5,225,459	256	$16,501,784	525

Average Transaction Size	$20,412		$31,432

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,908,000		$1,943,000
Loan Servicing Portfolio Balance	$24,681,756	2,045	$24,344,099	2,046
Business Comments
     As a result of the cost-saving initiatives undertaken by the Company, primarily in the fourth quarter of 2008 and second quarter 2009, in response to the above-referenced adverse conditions, total employment has been reduced 20.4% from 490 on September 30, 2008 to 390 as of September 30, 2009, which represents a 9.9% net decrease from the year end 2008 employment level of 433. The Company’s high-water mark in terms of employment was reached in the second quarter 2008 when the Company’s employment reached 491 employees. Notwithstanding the fact total employment decreased 20.4% from September 30, 2008 to September 30, 2009, the number of transaction professionals declined by only 4.0% over the same period as the Company employed 167 transaction professionals as of September 30, 2009 compared to 174 transaction professionals as of September 30, 2008.
     “Our third quarter and nine month results continued to be negatively impacted by the significant decrease in transactional activity caused in large measure by the continuing adverse and unprecedented conditions in the global capital markets as well as the continued deep economic recession in the U.S. and in a majority of other global economies and their combined impact on the property level fundamentals in the U.S. commercial real estate markets. We believe these difficult economic conditions will continue throughout the remainder of 2009 and into 2010 as well. Recent statements from the Federal Reserve and the Treasury indicate that the recession in the U.S. may have technically ended in the third quarter of 2009, or will end by the fourth quarter 2009; however, both groups have stated the job losses experienced in the U.S. since the

HFF reports third quarter 2009 financial results

start of the recession are likewise forecasted to continue throughout the remainder of 2009 and likely well into 2010. Due to the lag effect of these significant job losses, forecasted continued high unemployment rates and a sluggish recessionary economy on the U.S. commercial real estate sector, we believe that property level fundamentals will be negatively impacted well into 2011 and possibly 2012 which we believe will lead to additional distressed situations and ultimately a pick-up in transaction activity from the depressed levels in 2008 and 2009,” said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer.
     “As noted earlier and in prior releases, to operate our business more efficiently we have implemented a number of cost-saving initiatives including significant reductions or elimination of salaries and positions to more appropriately align our resources with these challenging economic conditions; however, we are also fully prepared to take advantage of any and all strategic opportunities to grow our offices and/or lines of business as evidenced by recent key additions to our Firm, such as the Leggett and Rohm Investment Sales Team in our San Francisco office and the Lafollette Multi-Housing Investment Sales Team in our Houston office,” said Mr. Pelusi.
     “Staffed with 167 transaction professionals, with an average tenure of more than 16 years in the real estate industry and more than eight years tenure with the Company, the Firm is very focused on all opportunities to generate revenue, not only from our existing lines of business but also from the unique opportunities that present themselves when there are significant dislocations in markets, such as those we are experiencing today. Our Special Asset Group, which consists of experienced debt, structured finance and investment sales professionals, was formally organized in 2008 to focus on distressed debt and REO opportunities. This group has been actively calling on local, regional and national financial institutions, life insurance companies, special servicers as well as the federal agencies. We expect these efforts to generate revenues in the future as these institutions will likely be forced to deal with assets that are or will be adversely affected by declining property level fundamentals resulting in some type of transaction activity. Our loan sales and loan sale advisory business for both performing and non-performing debt has actively been working with numerous financial institutions to assist them in taking advantage of unique opportunities to reposition and enhance their existing portfolios or to dispose of problem loans. Our experienced multi-housing debt placement and investment sales transaction professionals have been actively assisting our multi-

HFF reports third quarter 2009 financial results

housing clients navigate through and take advantage of the resiliency of the Agencies (Freddie Mac and FNMA — HFF accesses both Agency lenders) who have continued to provide full 70% to 80% loan to value mortgages to this sector of the commercial real estate market at incredibly attractive debt yields despite the lack of liquidity seen for other property types. Our investment banking, capital market and real estate advisory businesses have also been very active in advising new and existing clients who are seeking advice relative to their existing portfolios and their unique challenges. Our loan servicing line of business has continued to grow despite the decline in the national debt placement transaction activity primarily due to the strong performance of our Agency debt business and secondarily through the continued marketing of this service to both the traditional and non-traditional potential users of this service,” stated Mr. Pelusi.
     “Many of our existing and potential new clients are faced with extraordinarily difficult situations and/or potential opportunities given the current stress in the capital markets as well as deteriorating property level fundamentals in the commercial real estate sector brought on by the recession. We are fully focused on finding the best real estate and capital markets solution for each of our client’s respective individual needs. We are grateful for our existing and new clients who continue to show their confidence in our ability to create and execute viable solutions for them, especially in these very difficult and challenging conditions. We would also like to thank each of our associates who continue to demonstrate their ability to quickly adapt and innovate in this challenging environment by sharing their collective knowledge from each transaction with their fellow associates to provide superior value-added services to our clients,” added Mr. Pelusi.
Non-GAAP Financial Measures
     This earnings press release contains a non-GAAP measure, EBITDA, which as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with net loss, see the section of this press release titled “EBITDA Reconciliation.”
Earnings Conference Call

HFF reports third quarter 2009 financial results

     The Company’s management will hold a conference call to discuss third quarter 2009 financial results on Tuesday, November 3rd, at 8:30 a.m. Eastern Time. To listen, participants should dial 866-730-5771 in the U.S and 857-350-1595 for international callers approximately 10 minutes prior to the start of the call and enter participant code 13430350. A replay will become available after 11:30 a.m. Eastern Time on November 3rd and will continue through December 3, 2009 by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 12639940.
     The live broadcast of the Company’s quarterly conference call will be available online on the Company’s website at www.hfflp.com on Tuesday, November 3rd, beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.
About HFF, Inc.
     Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 17 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, loan sales and commercial loan servicing.
Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about the Company’s beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the current conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture and other risks associated with

HFF reports third quarter 2009 financial results

its transformation to a public company; (4) the deteriorating business of certain of the Company’s clients; (5) competitive pressures; (6) risks related to our organizational structure; and (7) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.
Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.
HFF, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Cash, cash equivalents and restricted cash	$35,547	$37,218
Accounts receivable and prepaids	4,303	8,592
Mortgage notes receivable	11,224	16,300
Property, plant and equipment, net	4,433	5,294
Deferred tax asset, net	123,635	124,168
Intangible assets, net	11,341	11,361
Other noncurrent assets	432	459

	$190,915	$203,392

LIABILITIES AND STOCKHOLDERS EQUITY
Warehouse line of credit	$11,224	$16,300
Accrued compensation, accounts payable, payable to affiliate and other current liabilities	8,655	9,115
Long-term debt (includes current portion)	258	151
Deferred rent credit and other liabilities	3,638	3,913
Payable under the tax receivable agreement (2)	104,336	108,287

Total liabilities	128,111	137,766
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 16,538,830 and 16,446,480 shares outstanding, respectively	165	164
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital	27,119	26,206
Treasury stock	(173)	—
Retained earnings	10,474	12,756

Total stockholders’ equity	37,585	39,126
Noncontrolling interest (1)	25,219	26,500

Total equity	62,804	65,626

	$190,915	$203,392

HFF reports third quarter 2009 financial results

Notes
(1) As of December 31, 2008, the Company’s balance sheet reflected a minority interest balance of $26.5 million which represented Holdings approximate 55% ownership interest in the Operating Partnerships. Effective January 1, 2009, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 810, Consolidation (formerly SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51). FASB ASC 810-10-45-16 states that minority interests are to be characterized as “noncontrolling interests” and classified as a component of equity. The noncontrolling interest adjustment on the consolidated financials statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected as a noncontrolling interest in HFF, Inc’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships.
(2) During the three and nine month periods ended September 30, 2009 and 2008, the decrease in payable under the tax receivable agreement on the Consolidated Operating Results statement of HFF, Inc. reflects the decrease in the estimated tax benefits owed to Holdings under the tax receivable agreement between the Company and Holdings. This decrease in tax benefits owed to Holdings reflects the remeasurement of the related deferred tax asset. In addition, during the third quarter 2009, HFF, Inc. made a payment of $2.3 million to Holdings under the tax receivable agreement.
EBITDA Reconciliation
     The Company defines EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization and income reported to the noncontrolling interest. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop

HFF reports third quarter 2009 financial results

budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA as a supplemental measure to evaluate its overall operating performance. However, EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. Note that the Company classifies the interest on the Company’s warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining EBITDA. In addition, note that the Company includes in net income, the income upon the initial recognition of mortgage servicing rights and, accordingly, it is included in net income in determining EBITDA. The items that the Company has eliminated from net income in determining EBITDA are interest expense, income taxes, depreciation of fixed assets, amortization of intangible assets, and noncontrolling interest. Some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure but also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.
     Set forth below is an unaudited reconciliation of consolidated net income (loss) to EBITDA for the Company for the three and nine months ended September 30, 2009 and 2008:

HFF reports third quarter 2009 financial results

EBITDA for the Company is calculated as follows:
(dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net (loss) income	$(39)	$325	$(2,282)	$430
Add:
Interest expense	51	4	373	15
Income tax expense	2,114	369	1,073	4,833
Depreciation and amortization	872	1,111	2,617	2,587
Noncontrolling interest	1,328	1,335	(1,244)	4,149

EBITDA	$4,326	$3,144	$537	$12,014

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